AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1997
                                                     REGISTRATION NO. 333-37439
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                           AASTROM BIOSCIENCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MICHIGAN                                 2834                    94-3096597
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL      (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                               ---------------
                          24 FRANK LLOYD WRIGHT DRIVE
                                 P.O. BOX 376
                           ANN ARBOR, MICHIGAN 48106
                                (313) 930-5555
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                          R. DOUGLAS ARMSTRONG, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           AASTROM BIOSCIENCES, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                                 P.O. BOX 376
                           ANN ARBOR, MICHIGAN 48106
                                (313) 930-5555
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
          T. KNOX BELL, ESQ.                 RICHARD R. PLUMRIDGE, ESQ.
         DOUGLAS J. REIN, ESQ.             BROBECK PHLEGER & HARRISON LLP
         DAVID R. YOUNG, ESQ.                       1633 BROADWAY
     GRAY CARY WARE & FREIDENRICH             NEW YORK, NEW YORK 10019
      A PROFESSIONAL CORPORATION                   (212) 581-1600
   4365 EXECUTIVE DRIVE, SUITE 1600
      SAN DIEGO, CALIFORNIA 92121
            (619) 677-1400
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is to be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Amendment No. 4 to this Registration Statement is being filed solely for the purpose of filing an exhibit to the Registration Statement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Other expenses in connection with the registration of the securities hereunder, which will be paid by the Registrant, will be substantially as follows:

             ITEM                                                       AMOUNT
             ----                                                      --------
      Securities and Exchange Commission registration fee............. $  3,819
      NASD filing fee.................................................    1,760
      Nasdaq National Market fee......................................   17,500
      Blue sky qualification fees and expenses*.......................    5,000
      Accounting fees and expenses*...................................   25,000
      Legal fees and expenses*........................................  100,000
      Printing and engraving expenses*................................  100,000
      Transfer agent and registrar fees*..............................    5,000
      Escrow agent fees*..............................................   10,000
      Miscellaneous expenses*.........................................   81,921
                                                                       --------
        Total*........................................................ $350,000
                                                                       ========

--------
* Estimated expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1561 through 1565 of the Michigan Business Corporation Act (the "MBCA") authorize a corporation to grant or a court to award indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Bylaws of the Registrant (see Exhibit 3.2), provide that the Registrant shall, to the fullest extent authorized or permitted by the MBCA, or other applicable law, indemnify a director or officer who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, against expenses, including actual and reasonable attorneys' fees, and amounts paid in settlement incurred in connection with the action or suit, if the indemnitee acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Registrant or its shareholders. This section also authorizes the Registrant to advance expenses incurred by any agent of the Registrant in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

  The Bylaws also authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, regardless of whether the Registrant would have the power to indemnify such person against such liability under the provisions of the MBCA.

  The Registrant has entered into an indemnification agreement with certain of its directors, officers and other key personnel, which contains provisions that may in some respects be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Registrant, among other things, to indemnify such directors, officers and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and, to the maximum extent that insurance coverage of such directors, officers and key employees under the Registrant's directors' and officers' liability insurance policies is maintained.

  Section 1209 of the MBCA permits a Michigan corporation to include in its Articles of Incorporation a provision eliminating or limiting a director's liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Restated Articles of Incorporation include a provision which eliminates, to the fullest extent permitted by the MBCA, director liability for monetary damages for breaches of fiduciary duty.

  Section 7 of the Placement Agent Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

 (a) ISSUANCES OF COMMON STOCK

  Since October 1, 1994, the Registrant has sold the following unregistered shares of Common Stock:

  In October 1995, the Registrant issued and sold 37,500 shares of Common Stock to Albert B. Deisseroth at a price of $0.80 per share.

 (b) ISSUANCES OF PREFERRED STOCK

  Since October 1, 1994, the Registrant has sold the following unregistered shares of preferred stock:

  In April and May 1995, the Registrant issued an aggregate of 2,500,001 shares of Series D Preferred Stock to 11 accredited investors at a price of $4.00 per share.

  In December 1995, the Registrant issued 62,500 shares of Series D Preferred Stock to Northwest Ohio Venture Fund, L.P., at a purchase price of $4.00 per share.

  In January 1996, the Registrant issued an aggregate of 1,411,765 shares of Series E Preferred Stock to SBIC Partners, L.P., and the State Treasurer of the State of Michigan ("Michigan") at a purchase price of $4.25 per share.

  Pursuant to a Governance Agreement between the Company and Rhone-Poulenc Rorer, Inc. ("RPR"), dated September 15, 1995, RPR terminated its contractual relationship with the Registrant on September 6, 1996. As a result of such termination, the Registrant issued 205,882 shares of Series E Preferred Stock to RPR at a purchase price of $17.00 per share.

 (c) ISSUANCES OF WARRANTS

  Since October 1, 1994, the Registrant has issued the following unregistered warrants:

  In October 1996, the Registrant issued warrants to Michigan to purchase 69,444 shares of Common Stock as consideration for entering into the Convertible Loan Commitment.

  In October 1997, the Registrant entered into an agreement with Burrill & Company, pursuant to which the Registrant issued warrants to purchase 200,000 shares of Common Stock as consideration for certain services to be rendered by Burrill & Company under such agreement.

 (d) OPTION ISSUANCES TO, AND EXERCISES BY, EMPLOYEES, DIRECTORS AND
CONSULTANTS

  From January 18, 1990 to April 11, 1997, the Registrant issued options to purchase a total of 2,719,231 shares of Common Stock at exercise prices ranging from $0.15 to $7.125 per share to 99 employees and consultants and six non-employee directors. From October 30, 1992 to April 11, 1997, the Registrant issued a total of 1,434,534 shares of Common Stock to 31 employees and consultants and one non-employee director upon exercise of stock options at exercise prices ranging from $0.15 to $1.20 per share.

  There were no underwriters employed in connection with any of the transactions set forth in Item 15.

  The issuances described in Items 15(a), 15(b) and 15(c) were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in item 15(d) were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    See Exhibit Index.

  (b) Financial Statement Schedules

  All such schedules have been omitted because they are not applicable or not required under the instructions contained in Regulation S-X or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the

Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 4340A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on the 25th day of November, 1997.

                                          AASTROM BIOSCIENCES, INC.

                                          By:   /s/ R. Douglas Armstrong
                                             ----------------------------------
                                                R. DOUGLAS ARMSTRONG, PH.D.
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER
                                                (PRINCIPAL EXECUTIVE OFFICER)


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURES                          TITLE                  DATE

    /s/ R. Douglas Armstrong       President, Chief Executive  November 25, 1997
---------------------------------   Officer, and Director
   R. DOUGLAS ARMSTRONG, PH.D       (Principal Executive
                                    Officer)

         Todd E. Simpson*          Vice President, Finance &   November 25, 1997
---------------------------------   Administration, Secretary
         TODD E. SIMPSON            and Treasurer, Chief
                                    Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)

         Robert J. Kunze*          Chairman of the Board and   November 25, 1997
---------------------------------   Director
         ROBERT J. KUNZE

       Stephen G. Emerson*         Director                    November 25, 1997
---------------------------------
 STEPHEN G. EMERSON, M.D., PH.D

        G. Bradford Jones*         Director                    November 25, 1997
---------------------------------
        G. BRADFORD JONES

         Horst R. Witzel*          Director                    November 25, 1997
---------------------------------
    HORST R. WITZEL, DR. -ING

       Edward C. Wood, Jr.*        Director                    November 25, 1997
---------------------------------
       EDWARD C. WOOD, JR.

*By: /s/ R. Douglas Armstrong
  ------------------------------
   R. DOUGLAS ARMSTRONG, PH.D.
        ATTORNEY-IN-FACT

                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated August 15, 1997, relating to the financial statements of Aastrom Biosciences, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Detroit, Michigan
November 18, 1997

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER   DESCRIPTION OF DOCUMENT
 -------  -----------------------
  1.1**** Form of Placement Agent Agreement between Cowen & Company and the
          Company.
  3.1*    Restated Articles of Incorporation of the Company.
  3.2**   Bylaws, as amended.
  3.3     Certificate of Designation of 5 1/2% Convertible Preferred Stock.
  4.1**   Specimen Common Stock Certificate.
  4.2**   Amended and Restated Investors' Rights Agreement, dated April 7,
          1992.
  4.3**** Amendment to Amended and Restated Investor's Rights Agreement, dated
          April 22, 1997.
  4.4**** Specimen 5 1/2% Convertible Preferred Stock Certificate.
  5.1**** Opinion of Pepper, Hamilton & Scheetz.
 10.1**   Form of Indemnification Agreement.
 10.2**   Amended and Restated 1992 Incentive and Non-Qualified Stock Option
          Plan and forms of agreements thereunder.
 10.3**   1996 Outside Directors Stock Option Plan and forms of agreements thereunder.
 10.4**   1996 Employee Stock Purchase Plan and form of agreement thereunder.
 10.5**   Stock Purchase Agreement, dated October 22, 1993, between Cobe
          Laboratories, Inc. and the Company and amendment thereto dated
          October 29, 1996.
 10.6**+  Distribution Agreement, dated October 22, 1993, between Cobe BCT,
          Inc. and the Company and amendments thereto dated March 29, 1995,
          September 11, 1995 and October 29, 1996.
 10.7**   Lease Agreement, dated May 18, 1992, between Domino's Farms Holdings,
          L.P. and the Company and amendments thereto dated February 26, 1993,
          October 3, 1994, November 16, 1994 and July 29, 1996.
 10.8**   Promissory Note, dated November 18, 1993, for $120,000 loan by the
          Company to R. Douglas Armstrong, Ph.D. and amendment thereto dated
          October 30, 1996.
 10.9**   Promissory Note, dated October 20, 1993, for $47,303 loan by the
          Company to Stephen G. Emerson, M.D., Ph.D. and amendment thereto dated October 30, 1996.
 10.10**  Clinical Trial Agreement dated August 28, 1996 between the Company and Loyola University Medical Center Cancer Center.
 10.11**  Stock Purchase Commitment Agreement, dated October 15, 1996, between the State Treasurer of the State of Michigan and the Company.
 10.12**  Convertible Loan Commitment Agreement, dated October 15, 1996, between the State Treasurer of the State of Michigan and the Company.
 10.13**  Letter Agreement, dated November 11, 1996, between the Company and
          Cobe Laboratories, Inc.
 10.14**  Termination Agreement, dated November 14, 1996, between the Company and Rhone-Poulenc Rorer Inc.
 10.15**  Stock Purchase Agreement, dated November 14, 1996, between the
          Company and Rhone-Poulenc Rorer Inc.
 10.16**  Collaborative Supply Agreement, dated December 16, 1996, between the
          Company and Anchor Advanced Products, Inc. Mid-State Plastics
          Division.
 10.17**  1989 Stock Option Plan and form of agreement thereunder.
 10.18**  Ancillary Stock Option Plan and form of agreement thereunder.
 10.19**  401(k) Plan.
 10.20**  Form of Employment Agreement.
 10.21**  License Agreement, dated July 17, 1992, between J.G. Cremonese and the Company and related addenda thereto dated July 14, 1992 and July
          7, 1993.

 10.22**+  Collaborative Product Development Agreement, dated May 10, 1994, between SeaMED Corporation and the Company.
 10.23**+  Collaborative Product Development Agreement, dated November 8, 1994, between Ethox Corporation and the Company.
 10.24**+  License and Supply Agreement, dated April 1, 1996, between Immunex
           Corporation and the Company.
 10.25**   Clinical Trial Agreement, dated April 19, 1996, between the Company and the University of Texas M.D. Anderson Cancer Center.
 10.26**   License Agreement, dated March 13, 1992, between the Company and the
           University of Michigan and amendments thereto dated March 13, 1992,
           October 8, 1993 and June 21, 1995.
 10.27**   Employee Proprietary Information and Invention Agreement, effective
           June 1, 1991, between the Company and R. Douglas Armstrong, Ph.D.
 10.28**   Employment Agreement, dated June 19, 1992, between the Company and
           James Maluta.
 10.29**   Employment Agreement, dated December 8, 1995, between the Company and Todd E. Simpson.
 10.30**   Employment Agreement, dated February 10, 1994, between the Company and Walter C. Ogier.
 10.31**   Employment Agreement, dated April 19, 1994, between the Company and
           Thomas E. Muller, Ph.D.
 10.32**   Employment Agreement, dated October 26, 1995, between the Company and Alan K. Smith, Ph.D.
 10.33**   Consulting Agreement, dated June 1, 1995, between the Company and
           Stephen G. Emerson, M.D., Ph.D.
 10.34**   Form of Subscription Agreement for the purchase of Series D
           Preferred Stock (Enterprise Development Fund L.P., Enterprise
           Development Fund II, L.P. and Northwest Ohio Venture Fund Limited
           Partnership).
 10.35**   Stock Purchase Agreement, dated January 8, 1996, among the Company,
           SBIC Partners, L.P. and the State Treasurer of the State of
           Michigan.
 10.36**   Form of Subscription Agreement for the purchase of Series D
           Preferred Stock (Brentwood Associates V, L.P., Candice E. Appleton
           Family Trust, Candis J. Stern, Helmut F. Stern, H&Q Life Science
           Technology Fund, H&Q London Ventures, State Treasurer of the State
           of Michigan and Windpoint Partners II, Limited Partnership).
 10.37**   Subscription Agreement, dated December 11, 1995, between the Company and Northwest Ohio Venture Fund Limited Partnership.
 10.38#    Second Amendment to Promissory Note payable to the Company by
           Stephen G. Emerson, M.D., Ph.D., dated June 30, 1997.
 10.39#    Second Amendment to Promissory Note payable to the Company by R.
           Douglas Armstrong, Ph.D., dated June 30, 1997.
 10.40#    Amendment to License and Supply Agreement, dated August 25, 1997, between Immunex Corporation and the Company.
 10.41**** Strategic Planning Consulting Services and Collaboration Agreement,
           dated October 7, 1997, between Burrill & Company, LLC and the
           Company.
 10.42**** Amendment to Stock Purchase Agreement among the Company, SBIC
           Partners, L.P. and the State Treasurer of the State of Michigan,
           dated April 23, 1997.
 10.43**** Form of Preferred Stock Purchase Agreement to be entered into among the Company and the purchasers of the 5 1/2% Convertible Preferred
           Stock of the Company.
 10.44**** Employment Agreement, dated October 24, 1997, between the Company and Bruce W. Husel.
 11.1#     Statement regarding computation of net loss per share.
 16.1***   Letter from Coopers & Lybrand L.L.P., dated July 15, 1997.
 23.1      Consent of Price Waterhouse LLP (see page II-6).
 23.2****  Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1).
 23.3****  Consent of Oblon, Spivak, McClelland, Maier & Neustadt, P.C.

 24.1**** Power of Attorney.
 27.1#    Financial Data Schedule.
 27.2%    Financial Data Schedule.

--------
  * Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, as filed on March 7, 1997.
 ** Incorporated by reference to the Company's Registration Statement on Form
    S-1 (No. 333-15415), declared effective on February 3, 1997.
*** Incorporated by reference to the Company's Current Report on Form 8-K, as filed on July 16, 1997.
****Previously filed as an exhibit to this Registration Statement.
  # Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as filed on September 25, 1997.
 % Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as filed on November 14, 1997.
  + Confidential treatment has been granted as to a portion of this exhibit.